Back to Form 8-K
Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Crystal Warwell Walker
813-206-3916	813-206-2697
gregg.haddad@wellcare.com	crystal.walker@wellcare.com

WELLCARE COMPLETES ACQUISITION OF
EASY CHOICE HEALTH PLAN IN CALIFORNIA

TAMPA, Fla. (November 12, 2012) — WellCare Health Plans, Inc. (NYSE: WCG) today announced that it has completed the acquisition of Easy Choice Health Plan, Inc.

On September 6, 2012, WellCare stated that it had entered into an agreement to acquire the plan. As of November 2012, Easy Choice serves approximately 36,000 Medicare Advantage plan members in Los Angeles, Orange, Riverside, and San Bernardino Counties in Southern California. In addition, Easy Choice will increase its 2013 service area to 11 California counties, including the San Diego area, as well as five counties in northern California.

Easy Choice Medicare Advantage plan members will experience no change in their plan benefits and coverage in 2012, and are being notified of 2013 benefits and coverage in conjunction with the Medicare Annual Election Period, which ends December 7.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The company serves approximately 2.6 million members nationwide as of September 30, 2012. For more information about WellCare, please visit the company's website at www.wellcare.com

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